MYR Group Inc. Announces Third-Quarter and First Nine-Months 2016 Results

Rolling Meadows, Ill., November 2, 2016 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States and Canada, today announced its third-quarter and first nine-months 2016 financial results.

Highlights

  Third quarter revenues of $283.3 million, a record high quarterly revenue
  Third quarter net income of $6.1 million, or $0.38 per share
  Backlog increase of $145.6 million, or 30.6 percent, from the prior quarter to $620.6 million, our highest level since March 31, 2012
  Awarded the Cross Texas Transmission contract valued at approximately $125 million
  Third quarter common stock repurchases of $5.5 million and $20.0 million of additional repurchase capacity remains authorized
  Acquired substantially all of the assets of Western Pacific Enterprises, an electrical contracting firm operating in western Canada, on October 28, 2016, for approximately $16.1 million CDN

Management Comments

Bill Koertner, MYR’s President and CEO, said, “Third-quarter 2016 revenue and net income improved sequentially over the first two quarters of 2016. Revenue and margins also improved year over year due mainly to organic growth and acquisitions coupled with improved project execution. We also had a sizable increase in our backlog which was driven primarily by the Cross Texas Transmission award to construct approximately 68 miles of 345kV transmission line valued at approximately $125 million. While bidding activity continued at a robust pace during the quarter, both our T&D and C&I markets remain highly competitive. Our strategic acquisition of Western Pacific Enterprises (“WPE”), was completed on October 28 and will expand our C&I and T&D capabilities in western Canada to serve new and existing customers. WPE has an exceptional reputation in its market region and is managed by an excellent management team that shares MYR’s values.”

Third-Quarter Results

MYR reported third-quarter 2016 revenues of $283.3 million, an increase of $13.4 million, or 5.0 percent, compared to the third quarter of 2015. Specifically, the T&D segment reported revenues of $206.4 million, an increase of $2.5 million, or 1.3 percent, from the third quarter of 2015, primarily due to organic and acquisitive growth, partially offset by lower revenue from large, multi-year contracts. The C&I segment reported third-quarter 2016 revenues of $76.8 million, an increase of $10.8 million, or 16.4 percent, from the third quarter of 2015, primarily due to organic growth and acquisition expansion into new markets.

Consolidated gross profit increased to $34.1 million in the third quarter of 2016, compared to $28.6 million in the third quarter of 2015. The increase in gross profit was primarily due to higher revenues and gross margin. Gross margin increased to 12.0 percent for the third quarter of 2016 from 10.6 percent for the third quarter of 2015. The quarter-over-quarter increase in gross margin was primarily due to favorable close-outs and improved performance on several projects, offset by inclement weather experienced on certain other projects. Changes in estimates of gross profit on certain projects resulted in a gross margin increase of 0.7 percent compared to a decrease of 0.5 percent for the third quarter of 2016 and 2015, respectively.

Selling, general and administrative expenses increased to $23.2 million in the third quarter of 2016 compared to $19.0 million in the third quarter of 2015 primarily due to $1.9 million of costs associated with our expansion into new geographic markets, as well as higher bonus and profit sharing costs, and increases in other payroll costs to support new and existing operations. As a percentage of revenues, selling, general and administrative expenses increased to 8.2 percent for the third quarter of 2016 from 7.0 percent for the same quarter of 2015.

For the third quarter of 2016, net income was $6.1 million, or $0.38 per diluted share, compared to $6.2 million, or $0.29 per diluted share, for the same period of 2015. Third-quarter 2016 EBITDA, a non-GAAP financial measure, was $20.5 million, or 7.2 percent of revenues, compared to $20.1 million, or 7.4 percent of revenues, in the third quarter of 2015.

First Nine-Months Results

MYR reported first nine-months 2016 revenues of $798.8 million, an increase of $8.3 million, or 1.1 percent, compared to the first nine months of 2015. Specifically, the T&D segment reported revenues of $568.0 million, a decrease of $25.7 million, or 4.3 percent, from the first nine months of 2015, primarily due to a decline in revenue from large, multi-year transmission projects partially offset by organic and acquisition growth. The C&I segment reported first nine-months 2016 revenues of $230.8 million, an increase of $34.0 million, or 17.3 percent, from the first nine months of 2015, due primarily to organic and acquisition expansion into new markets.

Consolidated gross profit increased to $92.8 million in the first nine months of 2016, compared to $89.7 million in the first nine months of 2015. The increase in gross profit was primarily due to higher revenue and gross margin. Gross margin increased to 11.6 percent for the first nine months of 2016 from 11.4 percent for the first nine months of 2015. The increase in gross margin was largely due to favorable close-outs and improved performance on several projects. This was partially offset by lower bid margins caused by increased competition in many of our markets and an increase in shorter duration projects (which can affect labor productivity, fleet utilization, mobilization costs and demobilization costs) and write-downs due to unrecognized, pending change orders and a project claim, inclement weather and lower productivity experienced on certain projects. Changes in estimates of gross profit on certain projects resulted in a gross margin decrease of 0.5 percent and an increase of 0.5 percent for the first nine months of 2016 and 2015, respectively.

Selling, general and administrative expenses increased to $69.6 million in the first nine months of 2016 compared to $56.5 million in the first nine months of 2015. The increase in selling, general and administrative expenses in the first nine months of 2016 was primarily due to $7.2 million of costs associated with our expansion into new geographic markets, $1.0 million associated with activist investor activities, increased bonus costs and higher payroll costs to support operations. As a percentage of revenues, selling, general and administrative expenses increased to 8.7 percent for the first nine months of 2016 from 7.2 percent for the first nine months of 2015.

For the first nine months of 2016, net income was $13.6 million, or $0.77 per diluted share, compared to $21.4 million, or $1.01 per diluted share, for the same period of 2015. First nine-months 2016 EBITDA, a non-GAAP financial measure, was $52.7 million, or 6.6 percent of revenues, compared to $62.9 million, or 8.0 percent of revenues, in the first nine months of 2015.

Share Repurchase Program

In the 2016 third quarter, MYR purchased 224,189 shares of its common stock for $5.5 million, resulting in repurchases of 4.2 million shares, for $99.8 million, during the first nine months of 2016, under the share repurchase program (“Repurchase Program”). Since the inception of our Repurchase Program, MYR has purchased a total of 6,024,978 shares of our common stock for $142.5 million at an average share price of $23.64 per share. As of September 30, 2016, we had $20.0 million of remaining availability to purchase shares of our common stock under the Repurchase Program.

Backlog

As of September 30, 2016, MYR's backlog was $620.6 million, consisting of $436.9 million in the T&D segment and $183.7 million in the C&I segment. Total backlog of $620.6 million was $145.6 million higher than the $475.0 million reported as of June 30, 2016. Our backlog total has increased in nine of the past eleven quarters and, as of September 30, 2016, was at its highest level since March 31, 2012. T&D backlog increased $132.3 million, or 43.4 percent, from June 30, 2016, while C&I backlog increased $13.3 million, or 7.8 percent, over the same period. Total backlog at September 30, 2016 increased $195.5 million, or 46.0 percent, from the $425.1 million reported at September 30, 2015.

Balance Sheet

As of September 30, 2016, MYR had $192.3 million of borrowing availability under its credit facility.

Subsequent Event

On October 28, 2016, MYR Group completed the acquisition of substantially all of the assets of Western Pacific Enterprises GP and of Western Pacific Enterprises Ltd., except for certain real estate owned by Western Pacific Enterprises Ltd., which conducted business as Western Pacific Enterprises GP (“WPE”), an electrical contracting firm in western Canada. Headquartered in Coquitlam, British Columbia, WPE will provide a wide range of commercial and industrial electrical construction capabilities under the Company’s C&I segment. WPE will also provide substation construction capabilities under MYR’s T&D segment. The total consideration paid was approximately $16.1 million CDN, subject to working capital adjustments, which was funded through borrowings on the Company’s 2016 Facility. MYR Group does not expect WPE's revenues or profits to be material to the Company's 2016 operating results. Approximately $0.1 million of acquisition-related costs associated with this acquisition were expensed by the Company in the nine months ended September 30, 2016.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its third-quarter 2016 results on Thursday, November 3, 2016, at 9:30 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, November 9, 2016, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 98416360. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Wednesday, November 9, 2016, at 11:59 P.M. Eastern time.

About MYR

MYR is a leading specialty contractor serving the electrical infrastructure market throughout the United States and Canada, has the experience and expertise to complete electrical installations of any type and size. MYR’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States and western Canada. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “likely,” “unlikely,” “possible,” “potential,” “should” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in any risk factors or cautionary statements contained in MYR's subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Betty R. Johnson, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Kristine Walczak

Dresner Corporate Services, 312-780-7240, kwalczak@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of September 30, 2016 and December 31, 2015

	September 30,	December 31,
(In thousands, except share and per share data)	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$584	$39,797
Accounts receivable, net of allowances of $362 and $376, respectively	185,454	187,235
Costs and estimated earnings in excess of billings on uncompleted contracts	80,305	51,486
Receivable for insurance claims in excess of deductibles	12,930	11,290
Refundable income taxes	1,296	5,617
Other current assets	5,383	7,942
Total current assets	285,952	303,367
Property and equipment, net of accumulated depreciation of $203,786 and $181,575, respectively	153,009	160,678
Goodwill	46,781	47,124
Intangible assets, net of accumulated amortization of $4,489 and $3,798, respectively	11,017	11,362
Other assets	2,850	2,394
Total assets	$499,609	$524,925

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:

Current maturities of long-term debt, including capital leases	$1,062	$—
Accounts payable	85,867	73,300
Billings in excess of costs and estimated earnings on uncompleted contracts	46,052	40,614
Accrued self insurance	37,267	36,967
Other current liabilities	28,101	28,856
Total current liabilities	198,349	179,737
Deferred income tax liabilities	14,242	14,382
Long-term debt, including capital leases, net of current maturities	37,500	—
Other liabilities	845	926
Total liabilities	250,936	195,045
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
16,064,682 and 19,969,347 shares issued and outstanding at September 30, 2016 and December 31, 2015,	158	198
respectively
Additional paid-in capital	132,917	161,342
Accumulated other comprehensive income	51	116
Retained earnings	115,547	168,224
Total stockholders’ equity	248,673	329,880
Total liabilities and stockholders’ equity	$499,609	$524,925

MYR GROUP INC.

Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)

Three and Nine Months Ended September 30, 2016 and 2015

	Three months ended		Nine months ended
	September 30,		September 30,
(In thousands, except per share data)	2016	2015	2016	2015

Contract revenues	$283,259	$269,861	$798,827	$790,497
Contract costs	249,196	241,241	706,048	700,767
Gross profit	34,063	28,620	92,779	89,730
Selling, general and administrative expenses	23,203	18,974	69,579	56,513
Amortization of intangible assets	188	84	691	251
Gain on sale of property and equipment	(467)	(357)	(1,079)	(1,574)
Income from operations	11,139	9,919	23,588	34,540
Other income (expense)
Interest income	—	8	5	23
Interest expense	(408)	(180)	(833)	(546)
Other, net	(417)	438	(361)	349
Income before provision for income taxes	10,314	10,185	22,399	34,366
Income tax expense	4,168	4,010	8,766	12,945
Net income	$6,146	$6,175	$13,633	$21,421
Income per common share:
—Basic	$0.39	$0.30	$0.78	$1.03
—Diluted	$0.38	$0.29	$0.77	$1.01
Weighted average number of common shares and potential common shares outstanding:
potential common shares outstanding:
—Basic	15,805	20,788	17,489	20,662
—Diluted	16,177	21,214	17,817	21,113

Net income	$6,146	$6,175	$13,633	$21,421
Other comprehensive income (loss):
Foreign currency translation adjustment	19	50	(65)	69
Other comprehensive income (loss)	19	50	(65)	69
Total comprehensive income	$6,165	$6,225	$13,568	$21,490

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2016 and 2015

	Nine months ended
	September 30,
(In thousands)	2016	2015

Cash flows from operating activities:
Net income	$13,633	$21,421
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	28,747	27,767
Amortization of intangible assets	691	251
Stock-based compensation expense	3,488	3,843
Deferred income taxes	(116)	(186)
Gain on sale of property and equipment	(1,079)	(1,574)
Other non-cash items	(38)	175
Changes in operating assets and liabilities
Accounts receivable, net	1,770	(24,301)
Costs and estimated earnings in excess of billings on
uncompleted contracts	(28,774)	(31,319)
Receivable for insurance claims in excess of deductibles	(1,640)	920
Other assets	7,008	(1,234)
Accounts payable	11,022	17,014
Billings in excess of costs and estimated earnings on
uncompleted contracts	5,454	6,079
Accrued self insurance	299	(3,387)
Other liabilities	32	(4,774)
Net cash flows provided by operating activities	40,497	10,695
Cash flows from investing activities:
Proceeds from sale of property and equipment	2,544	1,980
Cash paid for acquired business	—	(11,374)
Purchases of property and equipment	(17,948)	(42,795)
Net cash flows used in investing activities	(15,404)	(52,189)
Cash flows from financing activities:
Net borrowings under revolving lines of credit	33,407	—
Payment of principal obligations under capital leases	(442)	—
Increase in outstanding checks	2,540	—
Proceeds from exercise of stock options	2,080	1,823
Debt issuance costs	(1,006)	—
Excess tax benefit from stock-based awards	480	1,676
Repurchase of common shares	(101,483)	(9,240)
Other financing activities	63	28
Net cash flows used in financing activities	(64,361)	(5,713)
Effect of exchange rate changes on cash	55	—
Net decrease in cash and cash equivalents	(39,213)	(47,207)
Cash and cash equivalents:
Beginning of period	39,797	77,636
End of period	$584	$30,429

Supplemental cash flow information:

Noncash investing activities:
Acquisition of property and equipment acquired under capital lease arrangements	$5,580	$—

Noncash financing activities:
Capital lease obligations initiated	$5,580	$—

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended September 30, 2016 and 2015

	Three months ended		Last twelve months ended
	September 30,		September 30,
(in thousands, except shares and per share data)	2016	2015	2016		2015

Summary Statement of Operations Data:
Contract revenues	$283,259	$269,861	$1,070,011		$1,041,476
Gross profit	$34,063	$28,620	$125,390		$131,812
Income from operations	$11,139	$9,919	$33,889		$57,010
Income before provision for income taxes	$10,314	$10,185	$32,332		$56,662
Income Tax Expense	$4,168	$4,010	$12,818		$21,114
Net income	$6,146	$6,175	$19,514		$35,548
Effective Tax Rate	40.4%	39.4%	39.6%		37.3%

Per Share Data:
Income per common share:
- Basic	$0.39	$0.30	$1.10	(1)	$1.72	(1)
- Diluted	$0.38	$0.29	$1.08	(1)	$1.68	(1)
Weighted average number of common shares
and potential common shares outstanding :
- Basic	15,805	20,788	18,171	(2)	20,670	(2)
- Diluted	16,177	21,214	18,518	(2)	21,159	(2)

	September 30,	December 31,	September 30,		September 30,
(in thousands)	2016	2015	2015		2014

Summary Balance Sheet Data:
Total assets	$499,609	$524,925	$559,706		$528,699
Total stockholders' equity (book value)	$248,673	$329,880	$341,254		$311,311
Goodwill and intangible assets	$57,798	$58,486	$58,281		$56,548
Total debt	$38,562	$—	$—		$—

			Last twelve months ended
			September 30,
			2016		2015
Financial Performance Measures (3):
Reconciliation of Non-GAAP measures:
Net income			$19,514		$35,548
Interest expense, net			1,021		695
Tax impact of interest			(404)		(259)
EBIT, net of taxes (4)			$20,131		$35,984

See notes at the end of this earnings release.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended September 30, 2016 and 2015

	Three months ended		Last twelve months ended
	September 30,		September 30,
(in thousands, except shares, per share data, ratios and percentages)	2016	2015	2016	2015

Financial Performance Measures (3):
EBITDA (5)	$20,470	$20,056	$72,802	$93,997
EBITDA per Diluted Share (6)	$1.27	$0.95	$3.93	$4.44
Free Cash Flow (7)	$(11,676)	$(11,398)	$51,050	$(13,801)
Book Value per Period End Share (8)	$15.13	$16.07
Tangible Book Value (9)	$190,875	$282,973
Tangible Book Value per Period End Share (10)	$11.61	$13.33
Debt to Equity Ratio (11)	0.2	0.0
Asset Turnover (12)			1.91	1.97
Return on Assets (13)			3.5%	6.7%
Return on Equity (14)			5.7%	11.4%
Return on Invested Capital (17)			6.5%	14.6%

Reconciliation of Non-GAAP Measures:
Reconciliation of Net Income to EBITDA:
Net income	$6,146	$6,175	$19,514	$35,548
Interest expense, net	408	172	1,021	695
Provision for income taxes	4,168	4,010	12,818	21,114
Depreciation and amortization	9,748	9,699	39,449	36,640
EBITDA (5)	$20,470	$20,056	$72,802	$93,997

Reconciliation of Net Income per Diluted Share
to EBITDA per Diluted Share:
Net Income per share:	$0.38	$0.29	$1.08	$1.68
Interest expense, net, per share	0.03	0.01	0.05	0.03
Provision for income taxes per share	0.26	0.19	0.68	1.00
Depreciation and amortization per share	0.60	0.46	2.12	1.73
EBITDA per Diluted Share (6)	$1.27	$0.95	$3.93	$4.44

Calculation of Free Cash Flow:
Net cash flow from operating activities	$(5,965)	$1,666	$72,802	$32,047
Less: cash used in purchasing property and equipment	(5,711)	(13,064)	(21,752)	(45,848)
Free Cash Flow (7)	$(11,676)	$(11,398)	$51,050	$(13,801)

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity)	$248,673	$341,254
Goodwill and intangible assets	(57,798)	(58,281)
Tangible Book Value (9)	$190,875	$282,973

Reconciliation of Book Value per Period End Share
to Tangible Book Value per Period End Share:
Book value per period end share:	$15.13	$16.07
Goodwill and intangible assets per period end share	(3.52)	(2.74)
Tangible Book Value per Period End Share (10)	$11.61	$13.33

Calculation of Period End Shares:
Shares Outstanding	16,065	20,805
Plus: Common Equivalents	372	426
Period End Shares (15)	16,437	21,231

		September 30,	September 30,	September 30,
		2016	2015	2014
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders' equity)		$248,673	$341,254	$311,311
Plus: Total Debt		38,562	—	—
Less: Cash and cash equivalents		(584)	(30,429)	(64,609)
Invested Capital (16)		$286,651	$310,825	$246,702

See notes at the end of this earnings release.

(1)	Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.
(2)	Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.
(3)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to evaluating our ability to comply with certain material covenants as defined within our credit agreement and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(4)	EBIT, net of taxes is defined as net income plus net interest, less the tax impact of net interest. The tax impact of net interest is computed by multiplying net interest by the effective tax rate. Management uses EBIT, net of taxes, to measure our results exclusive of the impact of financing costs.
(5)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant, as defined in our credit agreement, which we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(6)	EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(7)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(8)	Book value per period end share is calculated by dividing total stockholders’ equity at the end of the period by the period end shares outstanding.
(9)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(10)	Tangible book value per period end share is calculated by dividing tangible book value at the end of the period by the period end number of shares outstanding. Tangible book value per period end share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(11)	The debt to equity ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.
(12)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(13)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(14)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(15)	Period end shares is calculated by adding average common stock equivalents for the quarter to period end balance of common stock outstanding. Period end shares is not recognized under GAAP and does not purport to be an alternative to diluted shares. Management views period end shares as a better measure of shares outstanding as of the end of the period.
(16)	Invested capital is calculated by adding net debt (total debt less cash and marketable securities) to total stockholders’ equity.
(17)	Return on invested capital is calculated by dividing EBIT, net of taxes, less any dividends, by invested capital at the beginning of the period. Return on invested capital is not recognized under GAAP, and is a key metric used by management to determine our executive compensation.